Exhibit-10.19







                                            September 1, 2000


Bank of America, N.A.
100 North Tryon St., 16th Floor
NC1-007-16-13
Charlotte, NC  28255
Attention:  Michelle A. Schoenfeld

            Re:  $15,000,000 Committed Line of Credit

Gentlemen:

            In order to provide a line of credit primarily for commercial paper backup and for other general corporate purposes, Laclede Gas Company (the "Borrower") is asking Bank of America, N.A. (the "Bank") to make available to the Borrower from September 1, 2000 until February 28, 2001 (the "Termination Date"), a short-term committed line of credit in the amount of $15,000,000. This letter outlines the terms and conditions of this committed line of credit.

            The Borrower shall pay to the Bank a nonrefundable commitment fee equal to 8.0 basis points (0.08%) per annum calculated on the unused amount of this committed line of credit, from time to time. The commitment fee shall be (i) calculated on a daily basis, and (ii) due and payable quarterly in arrears on September 30 and December 31, 2000 and on the Termination Date. The commitment fee shall be calculated on the basis of a 365-day year and actual days elapsed.

            If the Borrower wishes to request advances under this line of credit ("Advances"), it shall first satisfy all conditions precedent under this commitment letter, including but not limited to the execution and delivery to the Bank of a promissory note or notes ("Notes") in form and substance satisfactory to the Bank, which will include other standard material terms including events of default. Notes issued under this commitment letter shall mature not more than three (3) months from the date of execution, and no Advance evidenced thereby shall have a maturity of more than three (3) months.

            Each Advance shall bear interest at the applicable rate requested by the Borrower in its notice of borrowing to be given to the Bank substantially in the form, and in accordance with the dates and times, required by Section 2.02 and other relevant provisions of the $120,000,000 Loan Agreement dated as of October 22, 1999, between the Borrower, Mercantile Bank National Association as Agent for the banks thereunder, and the banks party thereto (including Bank of America, N.A. as a bank and syndication agent), as modified, amended or supplemented from time to time (the "Syndicated Loan Agreement"). The Borrower may request Advances under this committed line of credit to bear interest at the








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"Floating Rate" or the "LIBOR Rate" as defined and provided in the
Syndicated Loan Agreement, and all such applicable provisions of the Syndicated Loan Agreement are hereby incorporated by reference for purposes of this commitment letter, including and subject to the following provisions:

            (i) If the Bank ceases to be a party to the Syndicated Loan Agreement, or the Syndicated Loan Agreement is terminated, cancelled or accelerated, or the "Revolving Credit Commitment" or other facility provided thereunder is terminated or suspended, then the interest rate options described above shall no longer be effective or available hereunder, and the Advances hereunder shall thereafter commence to accrue interest at a rate of interest per annum quoted to the Borrower by the Bank and accepted by the Borrower from such date forward, subject to other acceleration or termination of this line of credit.

            (ii) Subject to the maximum maturity of three (3) months for any Advances, the Borrower may select the interest period and maturity of Advances hereunder in accordance with Sections 2.02, 2.04 and 2.05 of the Syndicated Loan Agreement, and all interest on Advances shall be computed in accordance with Section 2.06 thereof.

            (iii) In addition, the following Sections of the Syndicated Loan Agreement are also incorporated herein by reference, mutatis mutandis, for all purposes of this committed line of credit: Sections 2.10, 2.11, 2.12, 2.13, 2.14, 2.15 and 2.16.

            (iv) All references to "the Agent" or "the Agent and each Bank" in the sections incorporated herein from the Syndicated Loan Agreement shall be deemed changed to read "the Bank" for purposes hereof. All applicable defined terms and definitions contained in the Syndicated Loan Agreement are also incorporated herein by reference, mutatis mutandis, as necessary to carry out the Sections otherwise incorporated herein.

            The Borrower may, upon at least one business day's notice to the Bank, prepay any Advance in whole at any time, or from time to time in part; provided, that the Borrower shall at the time of prepayment compensate the Bank for any actual loss, cost or expense that the Bank incurs as a result of such prepayment.

            Further conditions precedent. The making of each Advance hereunder is also subject to: (i) the Borrower's execution and delivery to the Bank of the Notes as provided above, and such evidence of the Borrower's corporate power and authority for the Notes and Advances as the Bank may request; (ii) all representations and warranties made by the Borrower and set forth in Section 4 of the Syndicated Loan Agreement shall be true and correct in all material respects on and as of the date of such Advance as if made on and as of the date of such Advance; and (iii) the absence of any material adverse change since September 30, 1999 in the properties, assets, liabilities, business, operations, prospects, income or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.
















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            The Bank may terminate this agreement at anytime if the Bank determines in good faith, that it is not satisfied with the Borrower's condition, business, operations or performance, financial or otherwise.

            It is understood that any loans obtained by any subsidiary of the Borrower, whether or not they are guaranteed by the Borrower, are excluded from the scope of this agreement and shall not be charged against the line of credit described above.

            Nothing in this commitment letter is intended to alter the arrangements set forth in the Syndicated Loan Agreement, between the Borrower, the agent or the banks party thereto, or the availability of certain "Loans" thereunder from the Bank on the terms set forth in such agreement.

            If the foregoing is acceptable to the Bank, will you kindly sign in the space indicated below to evidence this agreement between us.

                                    Yours very truly,


                                    LACLEDE GAS COMPANY


                                    By:  /s/ Ronald L. Krutzman
                                         Treasurer & Assistant Secretary


Accepted and Agreed to:

BANK OF AMERICA, N.A.


By:  /s/ Michelle A. Schoenfeld
Title:  Vice President






























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